UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7

FORM S-11/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CenturyTouch Ltd, Inc.
(Name of small business issuer in its charter)

Delaware	6500	46-1585936
(State or other Employer jurisdiction of Identification incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Number)

Eric YK Wong
Chief Executive Officer
Stanton House
31 Westgate
Grantham NG31 6LX
Tel: 01476 591111
(Address and telephone number of registrant's principal executive offices and principal place of business)

Please send a copy of all correspondence to:
Jillian Ivey Sidoti, Esq
38730 Sky Canyon Drive – Ste A
Murrieta, CA 92563
PHONE 323-799-1342
jillian@jilliansidoti.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount

SEC registration fee	$215.00
DTC eligibility and TA fees	20,000.00
Legal fees and expenses	20,000.00
Accounting fees and expenses	12,500.00
Total	$52,715.00

Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Delaware Statutes and our Bylaws.

Under the governing Delaware statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	A willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	A transaction from which the director derived an improper personal profit; and

4.	Willful misconduct .

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	Such indemnification is expressly required to be made by law;

2.	The proceeding was authorized by our Board of Directors;

3.	Such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Delaware law; or;

4.	Such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the Company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Recent Sales of Unregistered Securities.

Subsequent to our merger, under Regulation S, we issued 10,672,600 shares which are held by 33 shareholders. All of our shareholders are foreign residents and outside of the United States of America.

Our remaining 20,717,400 were issued under Section 4(2) to our officers. These shares are granted based on an exemption from registration pursuant to Section 4(2) of under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state laws. This issuance is qualified for this exemption from registration because (i) the party receiving the shares is an "accredited investors" as that term is defined in the Securities Act; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) the party was provided the opportunity to ask questions and receive answers from the Company regarding the issuance; (iv) the securities were issued to a person with knowledge and experience in financial and business matters so that he is capable of evaluating the merits and risks of an investment in the Company; and (v) the party will receive "restricted securities."

CenturyTouch Ltd Shareholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock Owned After Offering

Holding through Centurytouch Group Ltd. (1)	16,008,900	0
Dr. Eric Y. K. WONG (2)	3,139,000	0
Irene Lai Lin CHAN (3)	847,530	0
Stephen STOREY	15,695	0
Edmund Yew Loong WONG (4)	1,569,500	0
Annette Wei Ling LEE	15,695	0
Joanne Suet Peng LIU (5)	1,569,500	0
Derek Yau Wing LIU	15,695	0
James Kwok Seng CHAN	15,695	0
Chai Thai CHAN	15,695	0
Linda Lai Mooi LAI	15,695	0
Mick Wai Chuen LAI	15,695	0
Kevin Kai Cheong LAI	15,695	0
Pu Yi WONG	15,695	0
Tiffany Hung Fan CHAN	1,569,500	0
Hung Woon CHAN	15,695	0
Yee Sha CHAN	15,695	0
Cho Yuk SO	15,695	0
Mina Man Yi NG	1,569,500	0
Maggie Wan Chi CHAU (6)	3,139,000	0
Sun CHONG	15,695	0
Michael Chi Fai CHAU	15,695	0
Terri Suk Ling YIM	1,569,500	0
To Chung YIM	15,695	0
Sim Fung LEE	15,695	0
Ruby Suk Wah YIM	15,695	0
Ivy Shuk Kwan YIM	15,695	0
Jessie Shuk Yee YIM	15,695	0
Karen Fung Chu LI	15,695	0
Fung Mui LEE	15,695	0
Eric Tak Yau LI	15,695	0
Tak Cheung LI	15,695	0
Dennis Tak Yee LI	15,695	0
Ken Chiu Kam NGAN	15,695	0
Kylie Lay Beng KOAY	15,695	0
________________
(1)	CenturyTouch Group Ltd is controlled by EricWong, our CEO.
(2)	Eric Wong is our CEO, Treasurer, and Chairman
(3)	Irene Lai Chan is the mother of our CEO and COO
(4)	Edmund Wong is our COO
(5)	Joanne Liu is the sister of our CEO and COO
(6)	Maggie Chau is the wife of our CEO and therefore Eric Wong, our CEO beneficially owns her shares.

Exhibits Index.

The listed exhibits are filed with this Registration Statement:

Number	Exhibit Name

3.1	Certificate of Incorporation*

3.2	By-Laws*

4.1	Specimen Stock Certificate*

5.1	Opinion of Jillian Ivey Sidoti, Esq. regarding legality*

10.1	Mortgage Agreement with Aldermore Bank

16.1	Resignation of Auditor*

23.1	Consent of Bongiovanni & Associates, CPAs *

99.1	Property Management Agreement*

99.2	Registry of Properties Records
_________
* Previously Filed.

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Undertakings.

The undersigned registrant undertakes:

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post -effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to  if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on our behalf by the undersigned on June 18 , 2014.

CenturyTouch Ltd, Inc.

By:	/s/ Eric YK Wong
ERIC YK WONG,
President and Chief Executive Officer,

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Eric YK Wong	President, Treasurer and Director	June 18, 2014
Eric YK Wong	(Principal Executive, Financial and Accounting Officer)

/s/ Eric YK Wong	Vice President and Secretary	June 18, 2014
Eric YK Wong

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

CENTURYTOUCH LTD, INC.

INDEX TO EXHIBITS

SEC REFERENCE NUMBER	TITLE OF DOCUMENT	LOCATION

3.1	Certificate of Incorporation	Previously Filed

3.2	By-Laws	Previously Filed

4.1	Stock Certificate Specimen	Previously Filed

5.1	Opinion of Jillian Ivey Sidoti, Esq. regarding legality	Previously Filed

10.1	Mortgage Agreement with Aldermore Bank	Filed Herewith

16.1	Resignation of Auditor	Previously Filed

23.1	Consent of Bongiovanni & Associates, CPAs	Previously Filed

99.1	Property Management Agreement	Previously Filed

99.2	Registry of Properties Records	Filed Herewith